Exhibit 5.1

Icon Energy Corp.
c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece

July 1, 2024

Re: Icon Energy Corp.

Ladies and Gentlemen:

We have acted as counsel to Icon Energy Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 (File No. 333-279394) (the “Registration Statement”), as filed publicly with the U.S. Securities and Exchange Commission on May 14, 2024, as thereafter amended or supplemented through the date hereof, under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the initial public offering (the “Offering”) of shares (the “Offering Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including related preferred stock purchase rights (the “Rights”) that will attach to the shares of Common Stock pursuant to the Rights Agreement (defined below).  The Registration Statement also covers the registration of a warrant to purchase shares of Common Stock (the “Representative’s Warrant”) that will be issued to the underwriter for the Offering (the “Representative”). The shares of Common Stock underlying the Representative’s Warrant are referred to as the “Representative’s Warrant Shares.”

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (as amended or supplemented, the “Prospectus”) included in the Registration Statement; (iii) the form of Underwriting Agreement to be entered into between the Company and the Representative relating to the issuance of the Offering Shares and the Representative’s Warrant in connection with the Offering, (iv) the form of Shareholders Rights Agreement (the “Rights Agreement”) to be entered into between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”) relating to the Rights, (v) the form of Representative’s Warrant and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures (including electronic signatures) and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.  We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) the Offering Shares, Representative’s Warrant, Representative’s Warrant Shares and Rights will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands and the State of New York in respect of which we are opining).

This opinion letter is limited to Marshall Islands law and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Our opinions in paragraphs 5 and 6 below assume that the members of the board of directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and matters related thereto.

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Offering Shares have been duly authorized by the Company, and when issued, sold, and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

2.	The Representative’s Warrant and the Representative’s Warrant Shares have been duly authorized by the Company.

3.
When the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

4.
Assuming the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Representative’s Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable.

5.
When the Offering Shares have been issued and sold as contemplated in the Prospectus, each Right attached to the Offering Shares will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

6.
When all actions and conditions with respect to the Representative’s Warrant and the Representative’s Warrant Shares referred to in opinion paragraph number 4 above have been taken or satisfied, each Right attached to the Representative’s Warrant Shares will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

The opinions in paragraph numbers 5 and 6 above concerning the Rights do not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. The opinions in paragraph numbers 5 and 6 above address the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We hereby consent to the discussion of this opinion in the Registration Statement and related prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters”, “Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders” and “Tax Considerations—Marshall Islands Tax Consequences” in the Registration Statement and related prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP